Exhibit 5.4

Amcor plc	D +44 1534 514032
83 Tower Road	E alexander.curry@ogier.com
North Warmley
Bristol BS30 8XP
United Kingdom	Reference: AAC/REA/AEV178119.00007

Amcor Finance (USA), Inc.
2801 SW 149th Avenue, Suite 350
Miramar, Florida 33027
United States

Amcor UK Finance plc
83 Tower Road North
Warmley
Bristol BS30 8XP
United Kingdom

Amcor Group Finance plc
83 Tower Road North
Warmley, Bristol, BS30 8XP
United Kingdom

Amcor Pty Ltd
Level 11, 60 City Road
Southbank, Victoria 3006
Australia

Amcor Flexibles North America, Inc.
2301 Industrial Drive
Neenah, Wisconsin 54956
United States

23 May 2024

Amcor plc: Form S-3 Registration Statement (File No. 333-272449) (as amended by Post-Effective Amendment No. 1 thereto)

1	Request for opinion

1.1	At your request, we are providing you with this legal opinion on matters of Jersey law in connection with the Registration Statement (defined below) and the Preliminary Prospectus (as defined below) and the Prospectus (as defined below) filed by Amcor Group Finance plc (AGF), Amcor plc (Amcor plc or the Company), Amcor Finance (USA), Inc. (AFUI), Amcor UK Finance plc (Amcor UK), Amcor Pty Ltd (formerly known as Amcor Limited) (Amcor Pty Ltd) and Amcor Flexibles North America, Inc. (formerly known as Bemis Company, Inc.) (Amcor Flexibles and together with AGF, the Company, AFUI, Amcor UK and Amcor Pty Ltd, the Parties) with the U.S. Securities and Exchange Commission (the Commission) with respect to the offering, issuance and sale by AGF of up to US$500,000,000 aggregate principal amount of 5.450% guaranteed senior notes due 2029 (the Notes) which will be fully and unconditionally guaranteed (the Guarantees and, together with the Notes, the Securities) by each of the Company, AFUI, Amcor UK, Amcor Pty Ltd and Amcor Flexibles (together, the Guarantors).

Ogier (Jersey) LLP	Partners
44 Esplanade	Raulin Amy	Josephine Howe	Steven Meiklejohn
St Helier	James Angus	Jonathan Hughes	Oliver Passmore
Jersey JE4 9WG	James Campbell	Niamh Lalor	Nathan Powell
	Alexander Curry	Kate McCaffrey	Sophie Reguengo
T +44 1534 514000	Richard Daggett	Edward Mackereth	Oliver Richardson
F +44 1534 514444	Simon Dinning	Bruce MacNeil	Bruce Scott
ogier.com	Katrina Edge	Katharine Marshall	Henry Wickham
	Damian Evans	Matt McManus	Nicholas Williams
	James Fox	Rebecca McNulty

Registered as a limited liability partnership in Jersey. Registered number 99.

1.2	The Securities will be issued under the indenture dated 23 May 2024 (the Indenture) among AGF (as issuer), the Company (as parent guarantor), AFUI, Amcor UK, Amcor Pty Ltd and Amcor Flexibles (each, an initial subsidiary guarantor, and together with the Company, the original guarantors), and Deutsche Bank Trust Company Americas (as trustee) together with the officer's certificate dated 23 May 2024 (the Officer's Certificate) delivered pursuant to the Indenture establishing the terms of the Notes. The Securities are to be sold pursuant to the underwriting agreement (the Underwriting Agreement) dated 21 May 2024 among AGF, the Company, AFUI, Amcor UK, Amcor Pty Ltd and Amcor Flexibles and the several underwriters named therein.

1.3	References herein to a Schedule are references to a schedule to this opinion.

2	Documents examined

2.1	For the purposes of giving this opinion, we have examined copies of the documents listed in Part A of Schedule 1 signed on behalf of the Company (the Documents). In addition, we have examined copies of the corporate and other documents listed in Part B of Schedule 1 and conducted the searches referred to in Part C of Schedule 1.

2.2	We have not made any searches or enquiries concerning, and have not examined any documents entered into by or affecting the Company or any other person, save for the searches, enquiries and examinations expressly referred to in Schedule 1.

3	Assumptions

In giving this opinion we have relied upon the assumptions set out in Schedule 2 without having carried out any independent investigation or verification in respect of such assumptions.

4	Opinions

On the basis of the examinations and assumptions referred to above and subject to the qualifications set forth in Schedule 3 and the limitations set forth below, we are of the opinion that:

Corporate existence, capacity and authority

(a)	the Company has been duly incorporated and is validly existing under the laws of Jersey;

(b)	the Company has the capacity and power to enter into the Documents and to exercise its rights and perform its obligations thereunder;

(c)	the Company has taken all corporate or other action required to authorise its execution of the Documents and the exercise by it of its rights and the performance by it of its obligations thereunder;

No winding up, dissolution, appointment of liquidator, désastre declaration or application for creditors' winding up

(d)	a search of the Public Records today revealed no evidence of any resolutions for the winding up or dissolution of the Company and no evidence of the appointment of any liquidator in respect of the Company or any of its assets;

(e)	the written confirmation provided by the Judicial Greffe today in response to the Creditors' Winding Up Search indicates that the Company has not been listed as being the subject of an application for a creditors' winding up; and

(f)	the written confirmation provided by the Viscount's Department today in response to the Désastre Search indicates that there has been no declaration of désastre in respect of the property of the Company.

5	Limitations

We offer no opinion:

(a)	in relation to the laws of any jurisdiction other than Jersey (and we have not made any investigation into such laws);

(b)	as to the enforceability of any documents entered into or to be entered into by the Company; or

(c)	as to the rights, title or interest of the Company to or in, or the existence of, any property or assets which are the subject of the Documents.

6	Governing law

6.1	This opinion is:

(a)	governed by, and shall be construed in accordance with, the laws of Jersey;

(b)	limited to the matters expressly stated herein; and

(c)	confined to and given on the basis of the laws and practice in Jersey at the date hereof.

6.2	Unless otherwise indicated, all references in this opinion to specific Jersey legislation shall be to such legislation as amended to, and as in force at, the date hereof.

7	Consent to Filing of this Opinion Letter

We hereby consent to the filing of this opinion letter as an exhibit to a Current Report on Form 8-K to be filed by the Company on the date hereof and its incorporation by reference into the Registration Statement and to all references to our firm included in or made a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Rule 415 of the U.S. Securities Act of 1933, as amended.

8	Who can rely on this opinion

This opinion is given for your benefit in connection with the Documents and it may not be disclosed to or relied upon by any person or used for any other purpose or referred to or made public in any way without our prior written consent, save that it may be disclosed on a non-reliance basis to your professional advisers (acting only in that capacity).

Yours faithfully

/s/ Ogier (Jersey) LLP

Ogier (Jersey) LLP

Schedule 1

Documents examined

Part A

The Documents

1	The registration statement on Form S-3 (File No. 333-272449-05), which became effective upon its filing with the Commission on June 6, 2023, as amended by post-effective amendment No. 1 thereto, which became effective upon its filing with the Commission on 17 May, 2024 (as amended, and together with the documents incorporated by reference therein as of the date hereof, the Registration Statement), including the prospectus dated 17 May, 2024 filed as part of the Registration Statement (the Base Prospectus).

2	The preliminary prospectus supplement dated 21 May, 2024 (including the documents incorporated by reference therein as of the date hereof, the Preliminary Prospectus Supplement and, together with the Base Prospectus, the Preliminary Prospectus).

3	The prospectus supplement dated 21 May, 2024 (including the documents incorporated by reference therein as of the date hereof, the Prospectus Supplement and, together with the Base Prospectus, the Prospectus).

4	The Underwriting Agreement.

5	The Indenture.

Part B

Corporate and other documents

1	A certificate signed by the secretary of the Company dated on the date hereof (the Secretary's Certificate) relating to certain questions of fact, together with true and complete copies of the documents referred to therein including a copy of an extract of board resolutions of the Company passed at a meeting of the board of directors of the Company (the Directors) held on 15 February 2024.

2	The certificate of incorporation and any certificates of incorporation upon change of name of the Company appearing on the Public Records on the date of this opinion.

3	The memorandum and articles of association of the Company (including any special resolutions amending the memorandum and articles of association of the Company and any shareholders' or joint venture or similar agreement supplementing the articles of association of the Company) appearing on the Public Records on the date of this opinion.

4	The Officer's Certificate.

Part C

Searches

1	The public records of the Company on file and available for inspection at the Companies Registry of the Jersey Financial Services Commission (the JFSC) on the date hereof (the Public Records).

2	The results received on the date hereof of our written enquiry in respect of the Company made to the Viscount's Department (the Désastre Search).

3	The results received on the date hereof of our written enquiry in respect of applications for a creditors' winding up made in respect of the Company made to the Judicial Greffe (the Creditors' Winding Up Search).

Schedule 2

Assumptions

1	All original documents examined by us are authentic and complete.

2	All copy documents and counterparts of documents provided to us (whether in facsimile, electronic or other form) conform to the originals of such documents and those originals are authentic and complete.

3	All documents provided to us with an electronic signature are authentic and complete.

4	Signatures, seals, dates, stamps and markings (whether on original or copy documents) are genuine.

5	The Secretary's Certificate and the documents referred to therein, and any factual statements made therein, are accurate and complete as at the date hereof.

6	The written confirmation provided by the Viscount's Department in response to the Désastre Search is accurate and complete as at the date hereof.

7	The written confirmation provided by the Judicial Greffe in response to the Creditors' Winding Up Search is accurate and complete as at the date hereof.

8	The information disclosed by our searches of the Public Records is accurate as at the date hereof and any documents disclosed by our searches of the Public Records are true and complete, in full force and effect and have not been amended, varied, supplemented or revoked in any respect and there is no information or document which has been delivered for registration, or which is required by the law of Jersey to be delivered for registration, which was not included in the Public Records.

Schedule 3

Qualifications

1	The search of the Public Records or the Creditors' Winding Up Search referred to in this opinion is not conclusively capable of revealing whether or not an order has been made or a resolution passed for the winding up or dissolution of the Company or for the appointment of a liquidator in respect of the Company, as notice of these matters might not be filed with the JFSC or the Judicial Greffe immediately and, when filed, might not be entered on the public record of the Company immediately.

2	The written confirmation provided by the Viscount's Department in response to the Désastre Search relates only to the property of the Company being declared to be "en désastre". There is no formal procedure for determining whether the Company has otherwise become "bankrupt", as defined in the Interpretation (Jersey) Law 1954.